Exhibit 99.28(g)(xix)

ELEVENTH AMENDMENT TO CUSTODIAN AGREEMENT

This ELEVENTH AMENDMENT to the Custodian Agreement (as defined below) is made and effective as of November 20, 2017 (the “Amendment”), by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”), and BESSEMER TRUST COMPANY, a New Jersey state chartered bank (“Bessemer”).

WHEREAS, the Fund and Bessemer are parties to the Custodian Agreement, dated as of October 12, 1993, as amended as of May 2, 2001, September 1, 2004, September 1, 2005, December 6, 2006, July 31, 2008, September 1, 2010, April 27, 2011, November 16, 2011, June 25, 2014 and July 22, 2015 (the “Custodian Agreement”), pursuant to which Bessemer serves as custodian or co-custodian for certain series of the Fund; and

WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement solely to reflect the creation of a new series, Old Westbury All Cap ESG Fund, and to reflect the name changes of certain series of the Fund, as set forth in Appendix A thereto;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. All references to “Old Westbury Large Cap Core Fund” are hereby deleted and replaced with references to “Old Westbury All Cap Core Fund”.

2. All references to “Old Westbury Small & Mid Cap Fund” are hereby deleted and replaced with references to “Old Westbury Small & Mid Cap Strategies Fund”.

3. Paragraph 21 of the Custodian Agreement is hereby amended and restated in its entirety to read as follows:

“During the term of this Agreement, the Fund will pay to Bessemer 0.075% of the average daily net assets of the Old Westbury Large Cap Strategies Fund, the Old Westbury All Cap Core Fund, and the Old Westbury All Cap ESG Fund representing non-U.S. investments; 0.015% of the average daily net assets of the Old Westbury Large Cap Strategies Fund, the Old Westbury All Cap Core Fund, and the Old Westbury All Cap ESG Fund representing U.S. investments; and 0.015% of the average daily net assets of the Old Westbury Small & Mid Cap Strategies Fund, the Old Westbury Fixed Income Fund, and the Old Westbury Municipal Bond Fund.”

3. Appendix A to the Custodian Agreement is hereby deleted and replaced with Appendix A hereto.

4. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

5. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the date first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President

BESSEMER TRUST COMPANY

By:	/s/ John G. MacDonald
Name:	John G. MacDonald
Title:	Managing Director

APPENDIX A

Old Westbury All Cap Core Fund
Old Westbury Large Cap Strategies Fund
Old Westbury Fixed Income Fund
Old Westbury Municipal Bond Fund
Old Westbury Small & Mid Cap Strategies Fund

Old Westbury All Cap ESG Fund